Registration No. 333-__________

As filed with the Securities and Exchange Commission on March 24, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

H.B. FULLER COMPANY
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0268370 (I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
(Address, including Zip Code, of
registrant’s Principal Executive Offices)

H.B. FULLER COMPANY KEY EMPLOYEE DEFERRED COMPENSATION PLAN AND

DIRECTORS DEFERRED COMPENSATION PLAN
(Full title of the plans)

Timothy J. Keenan, Esq.
Vice President, General Counsel and Corporate Secretary
H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
(651) 236-5900
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Deferred Compensation Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company are incorporated by reference in this registration statement:

(a)         Our Annual Report on Form 10‑K for the fiscal year ended November 27, 2021;

(b)         Our Quarterly Reports on Form 10‑Q for the fiscal quarter ended February 26, 2022; and

(c)         Our Current Reports on Form 8-K filed on December 6, 2021; January 28, 2022; and February 25, 2022.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.                  Description of Securities.

An aggregated principal amount of $40,000,000 of deferred compensation obligations (the “Obligations”) are being registered hereby based on estimated contributions of eligible employees and non-employee board members (each a “Participant” and, collectively, “Participants”) under the Deferred Compensation Plans. Further amounts may be registered and issued as new or existing Participants of the Deferred Compensation Plans elect to defer portions of their compensation in subsequent years. Under the Deferred Compensation Plans, there is no limitation on the Registrant’s right to issue senior debt or other securities. The following summary is qualified in its entirety by reference to the respective documents of the Deferred Compensation Plans, which are filed as an exhibit to this Registration Statement and incorporated by reference into this Item 4.

The Key Employee Deferred Compensation Plan (“KEDCP”) is effective as of October 14, 1999. The adoption of the KEDCP supports the Registrant’s strategy to attract, motivate, and retain key employees. Under the terms of the KEDCP, a select group of the Registrant’s management and highly compensated employees are permitted to defer a portion of their base salary, commissions and cash bonus for a particular year as well as a portion of their short-term incentive awards and long-term incentive awards.

The Directors Deferred Compensation Plan (“DDCP”) is effective as of January 1, 2003. The adoption of the DDCP supports the Registrant’s strategy to attract and retain non-employee directors and encourage their long term commitments to the Company’s success by offering them an opportunity to defer compensation and to share in increases in the value of the Company. All of the Registrant’s non-employee directors may elect to defer payment of all or a portion of their meeting fees and retainer fees in accordance with the terms of the DDCP.

The amount to be deferred by each Participant in either the KEDCP or DDCP will be determined in accordance with the Deferred Compensation Plans based on elections by the Participant. The amounts deferred by a Participant are credited to either a deferred compensation account or a company stock account, which are maintained on behalf of each Participant. These bookkeeping accounts are utilized solely to measure and determine the amounts to be paid to a Participant, or his or her designated beneficiary, pursuant to the terms of the Deferred Compensation Plans. Amounts deferred by a Participant into a deferred compensation account will be credited with earnings, gains, and losses as if they were invested in certain notional investment funds offered under the Deferred Compensation Plans and selected by the Participant. Amounts deferred by a Participant into a company stock account are earmarked in “units” that notionally represent shares of H.B. Fuller Common Stock. The Obligations are generally payable upon a date or dates selected by the Participant under the Deferred Compensation Plans, subject to exceptions for hardship withdrawals and payments upon separation from service or in the event of death. The Obligations arising from deferred Compensation accounts are payable in cash in the form of a lump-sum distribution or in annual installments over a specified number of years not to exceed eleven (11) years, at the election of the Participant. The Obligations arising from company stock accounts are payable in the form of H.B. Fuller Common Stock.

The Obligations are general unsecured, unsubordinated obligations of the Registrant, and will rank pari passu with other unsecured, unsubordinated indebtedness of the Registrant from time to time outstanding. All amounts payable under the Deferred Compensation Plans are paid from the Registrant’s general funds, and the rights of any Participant, or their respective beneficiaries, under the Deferred Compensation Plans are no more than those of an unsecured general creditor of the Registrant with no special or prior right to any assets of the Registrant for payment of such obligations. The KEDCP is considered unfunded for tax purposes, and is intended to be exempt from Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The DDCP is not subject to ERISA, as employees are not eligible to participate in the DDCP. All deferrals of compensation under the Deferred Compensation Plans are intended to either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Other than by will or the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code, the Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment or other disposition. Any attempt by any person to transfer or assign benefits under the Deferred Compensation Plans, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant or beneficiary will be responsible for enforcing his or her own rights with respect to the Obligations.

The Registrant reserves the right to amend, modify, suspend, or terminate the Deferred Compensation Plans at any time, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce the value of any amounts allocated to a Participant’s account at the time of the amendment, modification, suspension or termination. Each of the Deferred Compensation Plans will remain in effect until it is terminated.

Item 5.                  Interests of Named Experts and Counsel.

Not applicable.

Item 6.                  Indemnification of Directors and Officers.

Section 521 of the Minnesota Business Corporation Act (the "MBCA") provides that a corporation shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify an officer or director against judgments, penalties, fines, settlements and reasonable expenses if he or she:

●	has not been indemnified by another organization;

●	acted in good faith;

●	has not received an improper personal benefit and Section 255 of the MBCA regarding director conflicts of interests, if applicable, has been satisfied;

●	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

●

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article VI of our Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the MBCA, our directors shall not be personally liable to H.B. Fuller or our shareholders for monetary damages for breach of fiduciary duty as a director.

Article V of our Bylaws, as amended to date, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521 of the MBCA as now enacted or hereafter amended.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers H.B. Fuller for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.                  Exemption from Registration Claimed.

Not applicable.

Item 8.                  Exhibits.

4.1	H.B. Fuller Company Key Employee Deferred Compensation Plan.
4.2	H.B. Fuller Company Directors Deferred Compensation Plan.
5.1	Opinion of Dorsey & Whitney LLP.*
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*
23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).*
23.3	Consent of Independent Registered Public Accounting Firm (KPMG LLP).*
24.1	Power of Attorney.*
107	Filing Fee Table*

__________________

*Filed herewith.

Item 9.                Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 24th day of March, 2022.

H. B. FULLER COMPANY

By	/s/ John J. Corkrean
John J. Corkrean
Executive Vice President and Chief Financial Officer (principal financial officer and authorized officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of March, 2022.

Signature	Title

/s/ James J. Owens	President, Chief Executive Officer and Director
James J. Owens	(principal executive officer)

/s/ John J. Corkrean John J. Corkrean	Executive Vice President and Chief Financial Officer
(principal financial officer)

/s/ Robert J. Martsching	Vice President and Controller
Robert J. Martsching	(principal accounting officer)

*	Director
Daniel L. Florness

*	Director
Thomas W. Handley

*	Director
Michael J. Happe

*	Director
Ruth Kimmelshue

*	Chairman of the Board and Director
Lee R. Mitau

*	Director
Dante C. Parrini

*	Director
Teresa J. Rasmussen

*	Director
John C. van Roden, Jr.

*By: /s/ Timothy J. Keenan Timothy J. Keenan Attorney-in-Fact